Exhibit 99.1
For Immediate Release

CONTACT: George R. Trumbull
NYMAGIC, INC.
(212) 551-0610


NYMAGIC, INC. REPORTS 2003 SECOND QUARTER RESULTS


New York, August 13, 2003 - NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the quarter and six months ended June 30, 2003.

George R. Trumbull, Chairman and Chief Executive Officer, announced that net earnings for the second quarter ended June 30, 2003 totaled $4.0 million, or $.40 per diluted share, compared with $2.0 million, or $.22 per diluted share, for the second quarter of 2002. Net earnings for the six months ended June 30, 2003 totaled $5.9 million, or $.60 per diluted share, compared with $4.7 million, or $.51 per diluted share, for the six months ended June 30, 2002.

Net realized investment gains after taxes in the second quarter of 2003 were $6,000, or $.00 per diluted share, compared with net realized investment losses after taxes of $1.4 million, or $.15 per diluted share for the same period in 2002. Net realized investment losses after taxes for the six months ended June 30, 2003 were $15,000, or $.00 per diluted share, compared with $1.8 million, or $.19 per diluted share, for the same period in 2002.

Mr. Trumbull remarked, "Net premiums earned declined by 15% to $48.6 million for the first six months of 2003 from $57.2 million for the same period of 2002. This decline was a direct result of the Company's previously announced decisions to cease writing aircraft business and to withdraw from operations in London. Net premiums earned in our core lines of business (ocean marine, inland marine/fire and other liability) during the same period increased by 52% to $46.8 million, from $30.7 million last year. A detailed reconciliation of the Company's premiums is presented within the supplemental information section of the attached comparative table.

"Our year to date combined ratio has improved to 96.3% through June 30, 2003 from 99.2% for the same period of 2002. Net losses and loss adjustment expenses declined by 26% to $27.5 million from $37.1 million last year, and total expenses declined by 18% to $46.8 million from $57.1 million last year."

Mr. Trumbull commented, "We are pleased with the improved results for the most recent quarter and with the level of gross premiums written in our core lines, which reflect premium growth from both rate and volume increases. Gross premium writings in these lines of business increased collectively by 19% in the first half of 2003 over the same period of the prior year."

Mr. Trumbull commented further on investment results, "Investment income for the second quarter of 2003 totaled $4.0 million. This was an increase of 1% over the same period of 2002, and substantially exceeds the $1.5 million of investment income earned in the first quarter of 2003. Income from limited partnership hedge funds accounted for approximately 75% of the investment income reported in the second quarter of 2003. During the first half of 2003, the Company's invested assets grew by approximately $38 million to $467 million at June 30. This included $118 million of fixed maturities, $67 million of limited partnerships and $282 million of short-term investments."

Speaking of NYMAGIC's investment portfolio Mr. Trumbull stated, "I am very pleased with the pace of the implementation of our previously announced strategy to realign our investment portfolio. I continue to expect that this will be completed prior to year-end." During the second quarter of 2003, shareholders' equity rose to $234.1 million and book value per share increased to $23.87. Mr. Trumbull observed further that, "We continue to enjoy a favorable pricing environment in virtually all lines of business and we are experiencing satisfactory increases in renewal premiums. Moreover, our loss and combined ratios are on track to improve over last year. Overall, I am very pleased with our results for the first half of 2003."

NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2003 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2003 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.





















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


                                 NYMAGIC, INC.
                               TABLE OF RESULTS
               (Unaudited) (In thousands, except per share data)

                              Three Months Ended      Six Months Ended
                                   June 30,               June 30,
                                2003     2002          2003     2002
                               ------   ------        ------  -------
Revenues:
Net premiums earned            $26,857 $ 30,107       $48,553 $57,244
Net investment income            3,982    3,943         5,489   7,890
Realized investment gains
 (losses)                           10   (2,184)          (23) (2,771)
Commission  and other income     1,356    1,218         1,755   1,375
                                ------   ------        ------  -------
Total revenues                  32,205   33,084        55,774  63,738

Expenses:
Net losses & loss
 adjustment expenses            15,509   19,410        27,522  37,122
Policy acquisition expenses      5,487    4,648         9,670   9,303
General & administrative
 expenses                        5,134    6,122         9,566  10,633
                                ------   ------        ------  -------
Total expenses                  26,130   30,180        46,758  57,058

Income before income taxes       6,075    2,904         9,016   6,680

Total income tax expense         2,107      866         3,129   1,974
                                ------   ------        ------  -------

Net income                      $3,968   $2,038        $5,887  $4,706

Earnings per share:
       Basic                     $ .41   $  .22        $  .61  $  .51
                                ------   ------        ------  -------
       Diluted                   $ .40   $  .22        $  .60  $  .51
                                ------   ------        ------  -------
Weighted average shares
 outstanding:
       Basic                     9,706    9,276         9,639   9,273
       Diluted                   9,832    9,296         9,746   9,292

Balance sheet data:           June 30,    December 31,
                                  2003            2002
                                  ----           -----
Shareholders' equity          $234,056        $220,953
Book value per share (1)        $23.87          $23.54

(1) Calculated on a fully diluted basis.























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


Supplementary information:

NYMAGIC Gross Premiums Written
by Segment              Six months ended          Three months ended
                           June 30,                   June 30,
                     2003    2002   Change    2003      2002   Change
                   ---------------------------------------------------
                                (Dollars in thousands)

Ocean marine       $48,708  $41,886    16%   $26,610   $23,007    16%
Inland marine/fire   7,188    5,018    43%     3,462     2,344    48%
Other liability      7,964    6,901    15%     3,703     3,737    (1%)
                   ---------------------------------------------------
Subtotal            63,860   53,805    19%    33,775    29,088    16%
Aircraft             2,709   28,149   (90%)    1,158    11,063   (90%)
MMO London             ---      319  (100%)      ---      (491) (100%)
                   ---------------------------------------------------
Total              $66,569  $82,273   (19%)  $34,933   $39,660   (12%)
                   ===================================================


NYMAGIC Net Premiums Written
by Segment              Six months ended          Three months ended
                            June 30,                  June 30,
                     2003     2002  Change    2003      2002   Change
                   ---------------------------------------------------
                               (Dollars in thousands)

Ocean marine       $35,678  $33,430     7%   $19,774   $19,852    --%
Inland marine/fire   2,123      971   119%     1,041       433   140%
Other liability      7,318    5,874    25%     3,611     3,115    16%
                   ---------------------------------------------------
Subtotal            45,119   40,275    12%    24,426    23,400     4%
Aircraft             1,605   17,559   (91%)      208     8,208   (97%)
MMO London             ---      113  (100%)      ---      (263) (100%)
                   ---------------------------------------------------
Total              $46,724  $57,947   (19%)  $24,634   $31,345  (21%)
                  ====================================================


NYMAGIC Net Premiums Earned
by Segment              Six months ended         Three months ended
                            June 30,                  June 30,
                     2003     2002   Change    2003     2002    Change
                   ---------------------------------------------------
                               (Dollars in thousands)

Ocean marine       $37,278  $27,158    37%   $21,785    15,438    41%
Inland marine/fire   1,866      910   105%       976       447   118%
Other liability      7,674    2,646   190%     3,869     1,282   202%
                   ---------------------------------------------------
Subtotal            46,818   30,714    52%    26,630    17,167    55%
                   ---------------------------------------------------
Aircraft             1,735   23,643   (93%)      227    12,335   (98%)
MMO London             ---    2,887  (100%)       --       605  (100%)
                   ---------------------------------------------------
Total              $48,553  $57,244   (15%)  $26,857   $30,107   (11%)
                   ===================================================













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